U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) August 1, 2012

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Commission File No. 001-33718

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Bioheart, Inc.

(Name of small business issuer as specified in its charter)

             Florida
 State of Incorporation

               65-0945967
IRS Employer Identification No.

13794 NW 4th Street, Suite 212, Sunrise, Florida 33325

(Address of principal executive offices)

 (954) 835-1500

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this Current Report on Form 8-K, “Company,” “our company,” “us,” and “our” “Bioheart” refer to Bioheart, Inc., unless the context requires otherwise.

Item 8.01 Other Events

On August 1, 2012, Mike Tomas, President and Chief Executive Officer of Bioheart transmitted the following letter to our company shareholders:

Dear Shareholders,

Over the past several months, I have been in active negotiations with several groups interested in helping us restart our FDA-approved clinical trials.  Today, I am very pleased to announce that Bioheart, Inc. has received a non-binding term sheet and investment offer from Grupo Vitalmex in Mexico, a global leader in the healthcare sector in Latin America and Europe.  ( www.vitalmex.com.mx).  Vitalmex’s operations include marketing and distributing specialized healthcare products, devices and therapies worldwide.  Established in 1976, Vitalmex has stated that they have vast experience in clinical and hospital infrastructure services such as operating rooms, specialty services, imaging and the manufacturing of high-tech medical equipment in the cardiac and hemodialysis fields.  In Mexico alone, they serve a network of 300 public hospitals that provide services to 55 million lives where the number one killer is heart failure.  Vitalmex, views Bioheart's cardiac regenerative medicine therapies as a viable solution to this and other patient bases.

The Vitalmex investment in the amount of $2 million, will also enable Bioheart to reinitiate its clinical trials of MyoCell®, MyoCell® SDF-1, LipiCell™ and MyoCath® at the Vitalmex labs and other US trial sites and thus putting us well on our way towards FDA-approval and commercialization of these products.  The Bioheart cell therapy products, in our opinion, address an unmet need in the cardiac market by providing true regenerative medicine where the MyoCell product line may regenerate muscle in areas of scar tissue and the LipiCellproduct may help reduce inflammation and promote the growth of new blood vessels.  In addition to the many clinical sites in the US including Columbia University, Minneapolis Heart, Cleveland Clinic, Mt Sinai, University of Miami, and more, Bioheart intends to initiate clinical sites in top centers in Mexico.  By working with leading interventional cardiologists throughout the world, we believe our Company can quickly bring these therapies to patients by establishing the safety and efficacy data required for FDA approval. The collaboration will also enable Vitalmex to market and distribute Bioheart’s technology in Mexico, Latin America, the Caribbean and potentially other countries that may include Spain, Russia, Germany, Hungary, the Czech Republic and Bulgaria.

In as much as this provides additional capital for the Company for our clinical trials, it also affirms our strong belief in the long term viability and commercialization of our technology, identifies new markets worldwide and allows us to take the Company to the next level in a relatively short period of time.

As if that was not enough good news, at the same time we have renegotiated the terms of our Company note in the amount of $572,000 with NorthStar Biotech, LLC, a consortium of Bioheart Directors and Shareholders, led by Bioheart Director Chuck Hart.  You may recall that this consortium was formed by major shareholders and insiders to purchase and protect all of Biohearts' senior debt that was collateralized with our intellectual property and technology.  As a further gesture of support for Bioheart and to conserve the Company’s cash, NorthStar has agreed to suspend the requirement of principal payments by Bioheart and to allow payment of interest-only in restricted stock.

The specifics of this term sheet and the note renegotiation will be voted on by the Board of Directors on Monday, August 6th, 2012.  Although there can be no assurances of the consummation of the transactions, I trust our new partners and our board of directors will agree the time has come for Bioheart to meet its unrealized value and move to save the lives of millions of patients in heart failure worldwide.

Yours sincerely,

/s/ Mike Tomas

Mike Tomas

President and CEO

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Registrant Date: August 1, 2012	Bioheart, Inc. By: /s/ Mike Tomas
Mike Tomas
Chief Executive Officer